Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Health Catalyst, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Health Catalyst, Inc. 2026 Employment Inducement Incentive Plan	Rule 457(c) and Rule 457(h)	2,747,385(3)	$1.67(2)	$4,588,133	0.0001381	$634.00
	Total Offering Amounts:		2,747,385		$4,588,133		$634.00
	Total Fee Offsets:						$—
	Net Fee Due:						$634.00
_________________
(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock, $0.001 par value per share (“Common Stock”), that become issuable under the Registrant’s Health Catalyst Inc. 2026 Employment Inducement Incentive Plan (the "2026 Inducement Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act on the basis of $1.67 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on September 8, 2026.

(3) Represents 2,747,385 shares of common stock available for future issuance under the 2026 Inducement Plan.

Table 2: Fee Offset Claims and Sources    ☒ Not Applicable